Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-123263, 333-146794, 333-182584, 333-212948, 333-169293, and 333-219608 on Form S-8 of our report dated February 28, 2019, relating to the consolidated financial statements of ACI Worldwide, Inc. and subsidiaries (“ACI Worldwide, Inc.”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Accounting Standards Update 2014-09, Revenue from Contracts with Customers, effective January 1, 2018), and our report dated February 28, 2019 relating to the effectiveness of ACI Worldwide, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ACI Worldwide, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 28, 2019